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                                                                    Exhibit 99.1

               PALM HARBOR COMPLETES MERGER WITH NEWCO AFFILIATE
                                _______________

                         SCOTT CHANEY ELECTED DIRECTOR

         DALLAS, Texas (August 1, 1996) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today announced that it has completed the merger of Newco Homes, Inc., a Texas-based retailer of manufactured homes, with and into Palm Harbor Homes. The transaction was valued at approximately $52 million, consisting of 1,444,445 shares of Palm Harbor's common stock and $17.3 million in cash. The number of shares involved in the transaction reflects the 5-for-4 stock split which is being distributed to shareholders on August 2, 1996. Palm Harbor co-founded Newco in 1986 and owned 41.6% of that company's outstanding shares prior to the completion of this transaction.

         Lee Posey, chief executive officer of Palm Harbor, said that Scott Chaney, former president of Newco, has been elected as a director of Palm Harbor. Chaney's election increases the number of directors to eight.

         Posey remarked, "Acquiring full ownership of Newco matches our objective of controlling more of the retail distribution of our homes. Retaining the current management of Newco was an important component of this transaction, and we look forward to Scott Chaney's expanded involvement with Palm Harbor as a director. We continue to expect that the addition of these superstores should translate into incremental annual sales of approximately $100 million."

         Palm Harbor reported net sales of $417.2 million for the fiscal year ended March 29, 1996.

         Palm Harbor Homes is one of the nation's leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.

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